Houston American Energy Corp. Announces Move to Nasdaq Capital Market

Friday, June 22, 2007

HOUSTON, TX.--(BUSINESS WIRE)-Houston American Energy Corp. (AMEX:HGO - News) today announced that its common stock listing application for the Nasdaq Capital Market (Nasdaq) has been approved. Houston American expects to begin trading on the Nasdaq on or about July 5, 2007. Houston American will trade on the Nasdaq Capital Market under the new symbol "HUSA". Until then, Houston American's common stock will continue trading on the American Stock Exchange under the current symbol "HGO".

John Terwilliger, Houston American's President and Chief Executive Officer stated, "We are excited to be moving to the Nasdaq Capital Market. We believe the move to Nasdaq will provide our investors with a more transparent electronic market and improve trading efficiency and liquidity."

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas and Colombia. Additional information can be accessed by reviewing the December 31, 2006 Form 10-KSB, and its other periodic reports filed with the Securities and Exchange Commission.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Houston American Energy Corp., are subject to a number of risks, including production variances from expectations, volatility of product prices, the capital expenditures required to fund its operations, environmental risks, competition, government regulation, the ability of the company to implement its business strategy and the effects on trading in our stock from moving our listing to Nasdaq. These and other risks are described in the company's documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at
www.houstonamericanenergy.com or contact the Houston American Energy Corp. at
-----------------------------
713-222-6966.

Contact:

Houston American Energy Corp.
John Terwilliger, 713-222-6966
www.houstonamericanenergy.com